Exhibit 10.23

AGREEMENT AND PLAN OF MERGER

DATED AS OF JUNE 15, 2006

BY AND AMONG

DOUGLAS EMMETT, INC.,

DERF 2005 ACQUISITION, LLC

DOUGLAS EMMETT 2005 REIT, INC.

AND

DOUGLAS EMMETT REALTY FUND 2005,
A CALIFORNIA LIMITED PARTNERSHIP

i

DEFINED TERMS

TERM	SECTION
Accredited Investor	Section 9.02
Additional Contributions	Section 1.07
Adjusted Net Operating Income	Section 1.10
Adjusted Fund Value	Section 1.07
Affiliate	Section 9.02
Agreement	Introduction
Allocated Share	Section 1.07
Alternative Division	Section 2.12
Business Day	Section 9.02
Capital Expense Allowance	Section 9.02
Cash Requirements	Section 2.06
Claim	Section 4.09
Claim Notice	Section 4.09
Closing	Section 3.01
Closing Date	Section 3.01
Code	Section 9.02
Consent Form	Section 9.02
CULPA	Recitals
DE2005 REIT	Introduction
DE2005 REIT Common Shares	Recitals
DECO	Recitals
DEGA	Recitals
DEGA Operating Agreement	Recitals
DERA	Recitals
DERA/DECO Merger	Recitals
DERA Funds	Recitals
DERF 2005 Investment Amount	Section 1.07
Dispute	Section 9.08
Douglas Emmett Entities	Recitals
Elected Cash Percentage	Section 9.02
Excess Preferred Return	Section 1.10
Expiration Date	Section 4.09
Formation Transactions	Recitals
Formation Transaction Documentation	Recitals
Fund	Introduction
Fund GP Interest	Recitals
Fund Indemnified Party	Section 4.09
Fund Partnership Agreement	Recitals
Fund Partnership Interests	Section 9.02
Fund LP Interests	Recitals
Fund Subsidiary	Section 5.01
Fund Value	Section 1.07
General Partner	Recitals
Governmental Authority	Section 9.02
HBRCT	Recitals
HBRCT Share	Recitals
Investment Funds	Recitals

Investment Fund Merger Agreement	Recitals
IPO	Recitals
IPO Closing Date	Section 9.02
IPO Price	Section 9.02
Joinder Date	Section 7.02
Knowledge	Section 9.02
Laws	Section 9.02
Liens	Section 9.02
Liquidity Discount	Section 9.02
Losses	Section 4.09
Management Companies	Recitals
Management Company Merger Agreement	Recitals
Material Adverse Effect	Section 9.02
Maximum Cash Consideration	Section 2.06
Maximum Cash Percentage	Section 2.06
Merger Sub	Introduction
Mergers	Recitals
MGCL	Section 1.01
Migratory Merger	Recitals
Migratory Merger Certificates of Merger	Section 1.02
Migratory Merger Consideration	Section 1.07
Migratory Merger Effective Time	Section 1.02
MLLCA	Section 2.01
MSDAT	Section 1.02
Non-GP Fund Interests	Recitals
OP Units	Recitals
Operating Partnership	Recitals
Outside Date	Section 3.05
Person	Section 9.02
PLE	Recitals
Preferred Return	Section 1.10
Preferred Stock	Recitals
Pre-Formation Interests	Recitals
Pre-Formation Participants	Recitals
Principals	Section 9.02
Profits Interests	Recitals
Property	Section 5.01
Prospects	Section 9.02
Registration Statement	Section 3.05
REIT	Introduction
REIT Acquisition Articles	Section 2.02
REIT Acquisition Merger	Recitals
REIT Acquisition Certificates of Merger (referenced but not defined)	Section 2.02
REIT Acquisition Effective Time	Section 2.02
REIT Acquisition Merger Consideration	Section 2.06
REIT Common Stock	Recitals
REIT Share Interest	Section 2.06
REIT Shares	Recitals
REIT Subsidiary	Section 4.01
Representation, Warranty and Indemnity Agreement	Section 9.02

SEC	Section 3.05
Securities Act	Section 9.02
Single Asset Entities	Recitals
Special Investment Amount	Section 1.07
Subsidiary	Section 9.02
Surviving Entity	Section 9.02
Tax	Section 9.02
Third Party Claims	Section 4.09
Total Formation Transaction Value	Section 1.07
Valid Election	Section 9.02

v

AGREEMENT AND PLAN OF MERGER

        This AGREEMENT AND PLAN OF MERGER is made and entered into as of June 15, 2006 (this "Agreement"), by and among Douglas Emmett, Inc., a Maryland corporation (the "REIT"), Douglas Emmett Realty Fund 2005, a California limited partnership (the "Fund"), Douglas Emmett 2005 REIT, Inc., a Maryland corporation and Subsidiary of the Fund ("DE2005 REIT"), and DERF 2005 Acquisition, LLC, a Maryland limited liability company to be formed prior to the REIT Acquisition Effective Time (defined below) and to be wholly owned by the REIT ("Merger Sub").

RECITALS

        WHEREAS, the REIT desires to consolidate the ownership of a portfolio of office, residential and other properties currently owned or ground leased, directly or indirectly, by (i) certain institutional funds, including the Fund, and certain investment funds identified as such on Exhibit A hereto (collectively, the "DERA Funds"), for which Douglas Emmett Realty Advisors, a California corporation ("DERA"), acts as the general partner (the "General Partner"), and (ii) certain single asset entities managed by Affiliates of DERA identified as such on Exhibit A hereto (the "Single Asset Entities"), whereby the REIT will acquire directly or indirectly all of the outstanding interests in the DERA Funds and the Single Asset Entities;

        WHEREAS, concurrently with the execution of this Agreement, the REIT and Douglas Emmett Properties, LP, a Delaware limited partnership and a Subsidiary of the REIT (the "Operating Partnership"), will enter into (i) an agreement and plan of merger with each other DERA Fund pursuant to which the REIT will acquire directly or indirectly the profits interests and limited partnership interests in such DERA Funds (other than the interests of three funds identified as the "Investment Funds" in Exhibit A) in consideration of each such interest's allocated share of the respective value of such DERA Fund (other than the Investment Funds' allocated shares and DERA's allocated shares, which shall have previously been acquired, directly or indirectly, by the REIT), (ii) an agreement and plan of merger (each, an "Investment Fund Merger Agreement") with each of the Investment Funds pursuant to which, immediately prior to the mergers described in clause (i), the REIT will acquire directly or indirectly all interests in the Investment Funds in consideration of each of the Investment Fund's allocated share of the respective value of the DERA Funds in which they own an interest, and (iii) an agreement and plan of merger with each of the Single Asset Entities pursuant to which the REIT will acquire directly or indirectly all interests in the Single Asset Entities in consideration of each such interest's allocated share of the respective value of such Single Asset Entity;

        WHEREAS, prior to the mergers identified in the preceding paragraph, the REIT desires to acquire DERA and Douglas, Emmett and Company, a California corporation ("DECO"), and the Operating Partnership desires to acquire P.L.E. Builders, Inc., a California corporation ("PLE" and, together with DERA and DECO, the "Management Companies"; the Management Companies, the DERA Funds and the Single Asset Entities are collectively referred to as the "Douglas Emmett Entities"; the transactions contemplated by this Agreement and the other Formation Transaction Documentation are hereinafter referred to as the "Formation Transactions"; the "Pre-Formation Participants" are the holders of the equity interests (including the Profits Interests (defined below) and the general and limited partnership interests) in all of the Douglas Emmett Entities immediately prior to the Formation Transactions, and such interests held by Pre-Formation Participants are hereinafter referred to as "Pre-Formation Interests"; and the "Formation Transaction Documentation" means all of the merger agreements (including this Agreement) and contribution agreements, substantially in the forms accompanying the Request for Consent dated March 24, 2006 and identified in Exhibit B hereto, pursuant to which all of the equity interests in the Douglas Emmett Entities held by the Pre-Formation Participants are to be acquired as part of the Formation Transactions);

        WHEREAS, concurrently with the execution of this Agreement, the REIT and each of DERA and DECO propose to enter into an agreement and plan of merger (the "Management Company Merger Agreement"), pursuant to which, immediately prior to the Migratory Merger (defined below), the REIT will acquire directly or indirectly, among other things, DERA's Pre-Formation Interests in the Fund, including its 1% general partnership interest in the Fund (the "Fund GP Interest"), in exchange for a number of REIT Shares (defined below) with an aggregate value equal to its respective share of the Total Formation Transaction Value (defined below), and, in the case of DERA, DERA's Allocated Share of the Fund Value (each as defined below) of each DERA Fund (other than the Investment Funds as provided in the Investment Fund Merger Agreements, plus the net amount of certain assets of DERA (the "DERA/DECO Merger");

        WHEREAS, concurrently with the execution of this Agreement, the Operating Partnership and the stockholders of PLE propose to enter into a contribution agreement, pursuant to which such stockholders shall contribute their respective interests in PLE to the Operating Partnership in exchange for units of limited partnership in the Operating Partnership ("OP Units") with an aggregate value equal to its respective share of the Total Formation Transaction Value;

        WHEREAS, the Formation Transactions relate to the proposed initial public offering (the "IPO") of the common stock, par value $.01 per share (the "REIT Common Stock"), of the REIT which will operate as a self-administered and self-managed real estate investment trust within the meaning of Section 856 of the Code;

        WHEREAS, as part of the Formation Transactions, subject to the completion of the IPO and the terms and conditions of this Agreement, the Fund will first be merged with and into DE2005 REIT (the "Migratory Merger"), with DE2005 REIT as the surviving entity and pursuant to which each limited partnership interest and preferred partnership interest in the Fund (collectively, the "Fund LP Interests") and each promoted profits interest in the Fund (the "Profits Interests" and, together with the Fund LP Interests, the "Non-GP Fund Interests") and the Fund GP Interest will be converted automatically as set forth herein into the right to receive shares of common stock, par value $.01 per share, of DE2005 REIT ("DE2005 REIT Common Shares");

        WHEREAS, the Migratory Merger is intended to be treated as a liquidation of the Fund under the Code;

        WHEREAS, immediately following the Migratory Merger, DE2005 REIT will be merged with and into Merger Sub (the "REIT Acquisition Merger" and, together with the Migratory Merger, the "Mergers"), with Merger Sub as the surviving entity and pursuant to which the DE2005 REIT Common Shares held by the former Non-GP Fund Interest holders will be converted automatically as set forth herein into the right to receive cash, shares ("REIT Shares") of REIT Common Stock, or any combination of the foregoing in consideration of each DERF 2005 partnership interest's allocated share of DERF 2005 (other than DERA's allocated share, which shall have previously been acquired, directly or indirectly, by the REIT); provided that all holders that are not Accredited Investors will receive cash;

        WHEREAS, the REIT Acquisition Merger is intended to be a reorganization under Section 368(a)(1)(A) of the Code;

        WHEREAS, in accordance with Section 16911 of the Uniform Limited Partnership Act of 1994 of the State of the California ("CULPA"), and Section 8.3 of the Restated Agreement of Limited Partnership of the Fund dated as of March 10, 2005, as amended (the "Fund Partnership Agreement"), the Fund may be merged with another entity, subject to the requisite approval of the partners as provided in Section 16911 of the CULPA and the Fund Partnership Agreement;

        WHEREAS, as of the date hereof, the Fund owns its property indirectly through DEGA, LLC, a Delaware limited liability company ("DEGA"), 98% of which is owned indirectly by the Fund and 2% of which is owned by HBRCT LLC, a Hawaii limited liability company ("HBRCT");

        WHEREAS, concurrently with the execution of this Agreement, HBRCT and the Operating Partnership have entered into a contribution agreement, pursuant to which HBRCT will contribute,

concurrently with the Mergers, among other things, all of its interest in DEGA to the Operating Partnership in exchange for OP Units, with a value (the "HBRCT Share") equal to HBRCT's allocated share of the Fund Value (defined below), as determined in accordance with Section 7.1 of the Limited Liability Company Agreement of DEGA dated as of January 3, 2005 (the "DEGA Operating Agreement");

        WHEREAS, DE2005 REIT currently has issued and outstanding 250 DE2005 REIT Common Shares, all of which are owned by the Fund, and 125 shares of 12.5% Series A Cumulative Non-Voting Preferred Stock, par value $1,500 per share (the "Preferred Stock"), and, immediately prior to the Mergers, DE2005 REIT shall redeem all of its issued and outstanding shares of Preferred Stock pursuant to the terms thereof;

        WHEREAS, the Boards of Directors of the REIT and the General Partner has each determined that it is advisable and in the best interest of the REIT and Merger Sub, on the one hand, and the Fund and DE2005 REIT, on the other hand, and their respective stockholders, equity holders and limited partners, as the case may be, to proceed with the Formation Transactions on the terms described in this Agreement; and

        WHEREAS, the General Partner has obtained the requisite approval of the limited partners of the Fund to the Mergers and the other Formation Transactions;

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and other terms contained in this Agreement, the parties hereto, intending to be legally bound hereby, agree as follows:

ARTICLE I

THE MIGRATORY MERGER

        Section 1.01    MIGRATORY MERGER.    At the Migratory Merger Effective Time (defined below), and subject to and the Maryland General Corporation Law ("MGCL"), the Fund shall be merged with and into DE2005 REIT, whereby the separate existence of the Fund shall cease, and DE2005 REIT shall continue its existence under the MGCL as the Surviving Entity.

        Section 1.02    MIGRATORY MERGER EFFECTIVE TIME.    Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after the execution by the REIT of the IPO underwriting agreement pursuant to which the REIT will issue and sell shares in the IPO and following the satisfaction or waiver of the conditions set forth in Article VIII, the Fund and DE2005 REIT shall cause the Migratory Merger to be consummated by filing (i) articles of merger as contemplated by the MGCL (the "Migratory Articles"), with the State Department of Assessments and Taxation of Maryland ("MSDAT"), and (ii) a certificate of merger as contemplated by the CULPA, with the Secretary of State of the State of California (such filings being collectively referred to as the "Migratory Merger Certificates of Merger"), such Migratory Merger Certificates of Merger to state that the Migratory Merger shall become effective as of the earlier of 30 days after the Migratory Articles are accepted for record by the MSDAT or the IPO Closing Date, together with, in the case of clauses (i) and (ii), any required related certificates and other required filings or recordings, in such forms as are required by, and executed in accordance with, the relevant provisions of the MGCL and the CULPA. The Migratory Merger shall become effective as of the date set forth in the Migratory Merger Certificates of Merger (the "Migratory Merger Effective Time"). In the event that the IPO Closing Date shall be delayed until a date that is later than the date set forth in the Migratory Merger Certificates of Merger, the REIT, the Fund and DE2005 REIT shall, prior to the Migratory Merger Effective Time, abandon the Migratory Merger Certificates of Merger and, as soon as practicable after the REIT and the underwriters shall have determined the new IPO Closing Date pursuant to the IPO underwriting agreement, file with the Secretary of State of the State of California and the MSDAT new Migratory

Merger Certificates of Merger and the other documents detailed above, such new Migratory Merger Certificates of Merger to state that the Migratory Merger shall become effective as of the earlier of 30 days after the Migratory Articles are accepted for record by the MSDAT or the new IPO Closing Date. In the event of any such abandonment of the Migratory Merger Certificates of Merger, for purposes of this Agreement, from and after the filing of such new Migratory Merger Certificates of Merger, the term "Migratory Merger Certificates of Merger" shall mean such new Migratory Merger Certificates of Merger (including the new Migratory Articles). Notwithstanding the foregoing, in the event that the IPO is terminated for any reason, the REIT, the Fund and DE2005 REIT shall, as soon as practicable after such determination, abandon the Migratory Merger Certificates of Merger and file notice of abandonment of the Migratory Articles with the MSDAT.

        Section 1.03    EFFECT OF THE MIGRATORY MERGER.    At the Migratory Merger Effective Time, the effect of the Migratory Merger shall be as provided in this Agreement, the Migratory Merger Certificates of Merger and the applicable provisions of the MGCL and the CULPA.

        Section 1.04    CERTIFICATE OF LIMITED PARTNERSHIP; PARTNERSHIP AGREEMENT.    At the Migratory Merger Effective Time, (i) the Certificate of Limited Partnership of the Fund, as in effect immediately prior to the Migratory Merger Effective Time, shall be cancelled, and (ii) the Fund Partnership Agreement, as in effect immediately prior to the Migratory Merger Effective Time, shall be terminated.

        Section 1.05    CHARTER AND BYLAWS OF SURVIVING ENTITY.    At the Migratory Merger Effective Time, (i) the charter of DE2005 REIT, as in effect immediately prior to the Migratory Merger Effective Time, shall be the charter of the Surviving Entity until thereafter amended as provided therein or in accordance with the MGCL, and (ii) the bylaws of DE2005 REIT, as in effect immediately prior to the Migratory Merger Effective Time, shall be the bylaws of the Surviving Entity until thereafter amended as provided therein or in accordance with the MGCL.

        Section 1.06    DIRECTORS AND OFFICERS.    The directors of DE2005 REIT immediately prior to the Migratory Merger Effective Time shall be, from and after the Migratory Merger Effective Time, the directors of DE2005 REIT until their respective successors are duly elected and qualify or until their earlier death or resignation or removal from office in accordance with the bylaws of DE2005 REIT. The officers of DE2005 REIT immediately prior to the Migratory Merger Effective Time shall be, from and after the Migratory Merger Effective Time, the officers of DE2005 REIT until their respective successors are duly elected and qualify or until their earlier death or resignation or removal from office in accordance with the bylaws of DE2005 REIT.

        Section 1.07    CONVERSION OF FUND PARTNERSHIP INTERESTS.

          (a)   Under and subject to the terms and conditions of the respective Formation Transaction Documentation, as the result of an irrevocable election indicated on a Consent Form submitted by a Pre-Formation Participant or as a result of the failure of a Pre-Formation Participant to submit a Consent Form, each Pre-Formation Participant is irrevocably bound to accept and entitled to receive, as a result of and upon consummation of the Mergers or other Formation Transactions, a specified share of the pre-IPO equity value of the Douglas Emmett Entities in the form of the right to receive cash, REIT Shares or OP Units. The "Total Formation Transaction Value" means the aggregate dollar value of (i) the cash, (ii) the REIT Shares and (iii) the OP Units that are allocated to all Pre-Formation Participants in the Formation Transactions (for all purposes under this Section 1.05, any REIT Shares and OP Units shall be valued at the IPO Price), which shall not be less than $1.0 billion, shall be determined by the REIT acting in good faith based upon the pricing in the IPO and the number of REIT Shares sold in the IPO (excluding the over-allotment option, if any) and shall be specified by the REIT in the final IPO prospectus. The amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between the aggregate net proceeds from the IPO (excluding the over-allotment option, if any)

  and 100% of the payments for the preferred equity held by The Prudential Insurance Company of North America, Inc. in the DERA Funds.

          "Fund Value" means (i) 2.5079% multiplied by (ii) an amount equal to (A) the Total Formation Transaction Value less (B) the Special Investment Amount. The portion of the Fund Value allocated to the Fund Partnership Interests (the "Adjusted Fund Value") shall be equal (1) to the portion of 89.9818% of the Fund Value allocable to the Fund in accordance with Section 7.1 of the DEGA Operating Agreement (and thus shall exclude the HBRCT Share), plus (2) 10.0182% of the Fund Value less (3) the Excess Preferred Return (defined below). An amount (the "Allocated Share") shall be allocated to each Fund Partnership Interest or portion thereof as the sum of (1) the portion of the Adjusted Fund Value allocable to such Fund Partnership Interest or portion thereof in accordance with Section 5.3 of the Fund Partnership Agreement, it being expressly acknowledged and agreed by the parties hereto that Section 5.3 of the Fund Partnership Agreement shall apply to the allocation hereunder, treating the Allocated Share as a distribution of Distributable Net Proceeds (as defined in the Fund Partnership Agreement) from sales of properties plus (2) the portion of the DERF 2005 Investment Amount (defined below) arising from the Additional Contributions made with respect to such Fund Partnership Interest.

          The "Special Investment Amount" means the sum of (i) 100% of the aggregate amount during the period commencing on July 1, 2005 and ending on the Closing Date (defined below) of (x) Capital Contributions (as defined in the Fund Partnership Agreement) made to the Fund by its partners and (y) Capital Contributions (as defined in the DEGA Operating Agreement) made by HBRCT, if any (such capital contributions by the Fund partners and HBRCT, if any, are collectively referred to as the "Additional Contributions"), plus (ii) a return on such Additional Contributions at an annualized rate of ten percent (10%) for the period commencing on the date on which each such Additional Contribution is made and ending on the Closing Date (for purposes of calculating the return, a capital contribution shall be deemed made on the date due, or if made after the due date, on the date received) (the amounts under clauses (i) and (ii) are collectively referred to as the "DERF 2005 Investment Amount"), plus (iii) the $60,000,000 contributed to DERA on March 15, 2006 less the amount of any Additional Contributions made by DERA to DERF 2005 after such date.

          (b)   At the Migratory Merger Effective Time, by virtue of the Migratory Merger and without any action on the part of DE2005 REIT, the Fund or the holders of any Fund Partnership Interests, each Fund Partnership Interest issued and outstanding immediately prior to the Migratory Merger Effective Time shall be converted automatically into the right to receive a number of DE2005 REIT Common Shares (the "Migratory Merger Consideration") equal to (i) the Allocated Share in respect of that Fund Partnership Interest divided by (ii) the IPO Price. Fractional DE2005 REIT Common Shares shall be issued in the Migratory Merger. The DE2005 REIT Common Shares issued in the Migratory Merger will not be certificated and such share ownership will be evidenced solely in the stockholder records of DE2005 REIT.

        Section 1.08    CANCELLATION AND RETIREMENT OF COMMON STOCK OF DE2005 REIT.    At the Migratory Merger Effective Time, by virtue of the Migratory Merger and without any action on the part of the Fund or DE2005 REIT, each DE2005 REIT Common Share issued and outstanding immediately prior to the Migratory Merger Effective Time shall no longer be outstanding and shall automatically be cancelled and cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 1.09    CANCELLATION AND RETIREMENT OF FUND PARTNERSHIP INTERESTS.    Each Fund Partnership Interest converted into the right to receive the Migratory Merger Consideration pursuant to Section 1.07 shall no longer be outstanding and shall automatically be cancelled and retired and shall cease to exist, and each holder of such Fund Partnership Interests so converted shall thereafter cease to have any rights as a limited partner of the Fund, except the right to receive the Migratory Merger Consideration applicable thereto.

        Section 1.10    DISTRIBUTION OF PRE-CLOSING CASH FLOW.    During the period from July 1, 2005 through the Closing Date, the Fund has distributed or will distribute, from time to time, no more or less than (i) its good faith estimate of the Fund's Adjusted Net Operating Income for the period commencing on July 1, 2005 and ending on the Closing Date, to holders of Fund Partnership Interests in accordance with Section 5.3 of the Fund Partnership Agreement, and (ii) the Preferred Return (as defined in the Fund Partnership Agreement) payable to partners in the Fund pursuant to Section 3.2(c) of the Fund Partnership Agreement during the period commencing on July 1, 2005 and ending on the Closing Date (the "Preferred Return"). Subject to this limitation, the Fund may continue to make distributions in accordance with the Fund Partnership Agreement. For purposes of this Agreement, "Adjusted Net Operating Income" means, with respect to any period, (A) net income before unrealized appreciation (depreciation) in real estate investments and the fair value of derivatives, i.e., the line item after deduction for minority interests, if any (but adding back any depreciation or amortization used to calculate such line item), of the Fund and the Fund Subsidiaries on a consolidated basis for such period (as determined on the same fair value basis of accounting historically employed by the Fund) less (B) the Capital Expense Allowance. As provided under Section 1.07, the Adjusted Fund Value (and hence the amount distributable under Section 1.07), shall be reduced by the amount (the "Excess Preferred Return"), if any, by which the Preferred Return exceeds the good faith estimate of the Fund's Adjusted Net Operating Income during the period commencing on July 1, 2005 and ending on the Closing Date.

ARTICLE II

REIT ACQUISITION MERGER

        Section 2.01    REIT ACQUISITION MERGER.    Immediately following the consummation of the Migratory Merger and at the REIT Acquisition Effective Time (defined below), and subject to and upon the terms and conditions of this Agreement and in accordance with the MGCL and the Maryland Limited Liability Company Act ("MLLCA"), DE2005 REIT shall be merged with and into Merger Sub, whereby the separate existence of DE2005 REIT shall cease, and Merger Sub shall continue its existence under the MLLCA as the Surviving Entity.

        Section 2.02    REIT ACQUISITION EFFECTIVE TIME.    Subject to and upon the terms and conditions of this Agreement, concurrently with or as soon as practicable after the execution by the REIT of the IPO underwriting agreement pursuant to which the REIT will issue and sell shares in the IPO and following the satisfaction or waiver of the conditions set forth in Article VIII, the REIT, Merger Sub and DE2005 REIT shall cause the REIT Acquisition Merger to be consummated by filing articles of merger as contemplated by the MGCL, with the MSDAT (the "REIT Acquisition Articles"), such REIT Acquisition Articles to state that the REIT Acquisition shall become effective as of the earlier of 30 days after the REIT Acquisition Articles are accepted for record by the MSDAT or the IPO Closing Date, together with any required related certificates and other required filings or recordings, in such forms as are required by, and executed in accordance with, the relevant provisions of the MLLCA and MGCL. The REIT Acquisition shall become effective as of the date set forth in the REIT Acquisition Articles (the "REIT Acquisition Effective Time"). In the event that the IPO Closing Date shall be delayed until a date that is later than the date set forth in the REIT Acquisition Articles, the REIT, Merger Sub and DE2005 REIT shall, prior to the REIT Acquisition Effective Time, abandon the REIT Acquisition Articles and, as soon as practicable after the REIT and the underwriters shall have determined the new IPO Closing Date pursuant to the IPO underwriting agreement, file with the MSDAT new REIT Acquisition Articles and the other documents detailed above, such new REIT Acquisition Articles to state that the REIT Acquisition Merger shall become effective as of the earlier of 30 days after the REIT Acquisition Articles are accepted for record or the new IPO Closing Date. In the event of any such revocation of the REIT Acquisition Certificates of Merger, for purposes of this Agreement, from and after the filing of such new REIT Acquisition Articles, the term "REIT Acquisition Articles" shall mean such new REIT Acquisition Articles. Notwithstanding the foregoing, in the event that the IPO is terminated for any reason, the REIT, Merger Sub and DE2005 REIT shall, as soon as practicable after such determination, abandon the REIT Acquisition Articles and file notice of abandonment of the REIT Acquisition Articles with the MSDAT.

        Section 2.03    EFFECT OF THE REIT ACQUISITION MERGER.    At the REIT Acquisition Effective Time, the effect of the REIT Acquisition Merger shall be as provided in this Agreement, the REIT Acquisition Articles and the applicable provisions of the MLLCA and the MGCL.

        Section 2.04    ORGANIZATIONAL DOCUMENTS OF THE SURVIVING ENTITY.    At the REIT Acquisition Effective Time, (i) the Articles of Organization of Merger Sub, as in effect immediately prior to the REIT Acquisition Effective Time, shall be the Articles of Organization of the Surviving Entity until thereafter amended as provided therein or in accordance with the MLLCA, and (ii) the operating agreement of Merger Sub, as in effect immediately prior to the REIT Acquisition Effective Time, shall be the operating agreement of the Surviving Entity until thereafter amended as provided therein or in accordance with the MLLCA.

        Section 2.05    MANAGING MEMBER AND OFFICERS.    The managing member of Merger Sub immediately prior to the REIT Acquisition Effective Time shall be, from and after the REIT Acquisition Effective Time, the managing member of the Surviving Entity. The officers of Merger Sub immediately prior to the REIT Acquisition Effective Time shall be, from and after the REIT Acquisition Effective Time, the officers of Surviving Entity until their respective successors are duly elected or appointed and qualify or until their earlier resignation, removal from office or death in accordance with the operating agreement of the Surviving Entity.

        Section 2.06    CONVERSION OF DE2005 REIT COMMON STOCK.

          (a)   At the REIT Acquisition Effective Time, by virtue of the REIT Acquisition Merger and without any action on the part of the REIT, DE2005 REIT or the holders of DE2005 REIT Common Shares, except as provided in Section 2.06(b), each DE2005 REIT Common Share or fraction thereof issued in respect of such holder's Allocated Share pursuant to Section 1.07 and outstanding immediately prior to the REIT Acquisition Effective Time shall be converted automatically into the right to receive cash with an aggregate value equal to the IPO Price or equivalent fraction thereof or one REIT Share or equivalent fraction thereof (collectively referred to as the "REIT Acquisition Merger Consideration"). For all purposes under this Section 2.06, other than as specifically provided in Section 2.06(a)(i),any REIT Shares paid and issued as REIT Acquisition Merger Consideration, and any DE2005 REIT Common Share, will be valued at the IPO Price.

          Subject to Section 2.09, the form of payment to each holder of DE2005 REIT Common Shares of the REIT Acquisition Merger Consideration for the DE2005 REIT Common Shares or fraction thereof so converted shall be in the form and in the amounts as follows:

            (i)    Cash: (A) All DE2005 REIT Common Shares for each such holder who is not an Accredited Investor shall be paid in cash, (B) to the extent such holder elected cash in respect thereof, DE2005 REIT Common Shares with a value equal to 100% of the DERF 2005 Investment Amount attributable to such holder shall be paid in cash, and (C) DE2005 REIT Common Shares with a value equal to the lesser of the Elected Cash Percentage and the Maximum Cash Percentage of the Allocated Share with respect to each holder (other than holders who are not Accredited Investors) shall be paid in cash; provided that if the aggregate cash (i) payable under this Section 2.06 and Section 2.09, (ii) paid as distributions required by

    Section 1.10 (other than cash that would not be treated as money or property under Section 356 of the Code, as determined in good faith by DERA with the advice of tax counsel consistent with the intent that the REIT Acquisition Merger constitute a reorganization under Section 368 of the Code) and (iii) paid to effect the redemption required by Section 7.03 (the aggregate amounts under (i), (ii) and (iii), the "Cash Requirements") exceeds 60% of the sum of (x) the aggregate consideration paid in the REIT Acquisition Merger plus (y) the amount of cash described in clauses (ii) and (iii) above, as determined for tax purposes (the "Maximum Cash Consideration"), the cash payable under this Section 2.06(a)(i)(C) shall be reduced for each Pre-Formation Participant hereunder in an amount proportionate to the cash the Pre-Formation Participant would otherwise receive under this Section 2.06(a)(i)(C) until the Cash Requirements equal the Maximum Cash Consideration. Solely for purposes of the preceding proviso, any REIT Shares issued in the REIT Acquisition Merger shall be treated as having a value equal to the IPO Price minus the Liquidity Discount. This proviso is intended to ensure that the portion of the consideration paid in the REIT Acquisition Merger that consists of REIT Shares is sufficient to meet the "continuity of interest" requirement of Section 368 of the Code and shall be interpreted in accordance with such intent. For the avoidance of doubt, pursuant to Section 2.06(b), DE2005 REIT Shares held by a subsidiary of the REIT (as a result of the DERA/DECO Merger) will be cancelled without consideration in the REIT Acquisition Merger, and the foregoing calculation will be made accordingly. The "Maximum Cash Percentage" means that percentage which (when used in all of the Formation Transaction Documentation as the Maximum Cash Percentage) results in an allocation of cash in the Formation Transactions (excluding cash payable under fractional share provisions) equal to the amount of cash, expressed as a percentage, included in the Total Formation Transaction Value, excluding in each case all cash paid pursuant to the Formation Transactions with respect to (i) all Pre-Formation Interests held by Pre-Formation Participants who are not Accredited Investors, and (ii) the DERF 2005 Investment Amount. The Maximum Cash Percentage shall be calculated after determining, and shall include the impact, if any, of, the Maximum Cash Consideration. If the Maximum Cash Percentage for any Pre-Formation Participant in the Fund in the REIT Acquisition Merger is less than its Elected Cash Percentage pursuant to its Valid Election, the portion of such holder's Pre-Formation Interest in the Fund that has not been allocated cash pursuant to the REIT Acquisition Merger shall instead be treated, in accordance with such holder's prior Valid Election, as a REIT Share Interest (defined below) under clause (ii) below; and

            (ii)   one (1) REIT Share (or applicable fraction thereof) for each such DE2005 REIT Common Share (or applicable fraction thereof) (a "REIT Share Interest") that is not paid in cash under clause (i).

          (b)   Each DE2005 REIT Common Share issued and outstanding immediately prior to the REIT Acquisition Effective Time that is owned by the REIT or any direct or indirect wholly owned Subsidiary of the REIT shall be automatically cancelled and retired and cease to exist, and no consideration shall be delivered in exchange therefor.

        Section 2.07    CANCELLATION AND RETIREMENT OF DE2005 REIT COMMON SHARES.    Each DE2005 REIT Common Share converted into the right to receive the REIT Acquisition Merger Consideration pursuant to Section 2.06 shall no longer be outstanding and shall automatically be canceled and retired and shall thereafter cease to exist, and each holder of such DE2005 REIT Common Share so converted shall cease to have any rights with respect thereto, except for the right to receive the REIT Acquisition Merger Consideration applicable thereto.

        Section 2.08    CONVERSION OF MERGER SUB MEMBER INTERESTS.    At the REIT Acquisition Effective Time, by virtue of the REIT Acquisition Merger and without any action on the part of the REIT or Merger Sub or the holders of member interests in Merger Sub, each member interest in Merger Sub issued and outstanding immediately prior to the REIT Acquisition Effective Time shall remain issued and outstanding and constitute all of the issued and outstanding member interests of the Surviving Entity.

        Section 2.09    FRACTIONAL INTERESTS.    No fractional REIT Shares shall be issued in the REIT Acquisition Merger. All fractional REIT Shares that a holder of DE2005 REIT Common Shares would otherwise be entitled to receive as a result of the REIT Acquisition Merger and the other Formation Transactions shall be aggregated, and each holder shall receive the number of whole REIT Shares resulting from such aggregation and, in lieu of any fractional REIT Share resulting from such aggregation, an amount in cash determined by multiplying that fraction of a REIT Share to which such holder would otherwise have been entitled, by the IPO Price. No interest will be paid or will accrue on any cash paid or payable in lieu of any fractional REIT Share. In the event that a holder of DE2005 REIT Common Shares participates only in the REIT Acquisition Merger or other mergers alone or in combination with the contributions contemplated by the other Formation Transaction Documentation, any cash payable to such holder in lieu of fractional REIT Shares shall be paid pursuant to this Agreement or another merger agreement and not pursuant to the contribution agreement.

        Section 2.10    CALCULATION OF MERGER CONSIDERATION.    As soon as practicable following the determination of the IPO Price and prior to the Migratory Merger Effective Time, all calculations relating to the Migratory Merger Consideration and the REIT Acquisition Merger Consideration shall be performed in good faith by, or under the direction of, the REIT and shall be final and binding upon the holders of Fund Partnership Interests and DE2005 REIT Common Shares.

        Section 2.11    TRANSACTION COSTS.    If the Closing occurs, the REIT and the Operating Partnership shall be solely responsible for all transaction costs and expenses of the REIT, the Operating Partnership and the Douglas Emmett Entities in connection with the Formation Transactions and the IPO, which include, but are not limited to, the underwriting discounts and commissions.

        Section 2.12    ALTERNATIVE DIVISION OF TOTAL FORMATION TRANSACTION VALUE.    Notwithstanding anything else to the contrary in this Agreement, the REIT may also set forth in the final IPO prospectus an alternate division of the Total Formation Transaction Value into a larger amount of cash and correspondingly fewer REIT Shares and OP Units to be used if and to the extent the over-allotment option in the IPO is exercised (an "Alternative Division"). In the event of an Alternative Division, the following provisions shall apply:

          (A)  The actual amount of cash and number of REIT Shares and OP Units finally allocated to Pre-Formation Participants as part of the Total Formation Transaction Value shall be determined by the REIT based on whether and the extent to which the over-allotment option is exercised, with (1) the final amount of cash in the Total Formation Transaction Value being equal to (i) the minimum cash set forth in the final IPO prospectus plus (ii) the net proceeds from the exercise of the over-allotment option, but in any case not more than the maximum amount of cash specified in such Alternative Division, and (2) the number of REIT Shares and OP Units in the Total Formation Transaction Value being adjusted correspondingly based on the actual amount of cash included pursuant to clause (1) above.

          (B)  The form of payment to each holder of DE2005 REIT Common Shares or fraction thereof converted pursuant to this Agreement shall be (1) cash as provided in this Agreement, calculated on the basis that the minimum amount of cash specified in the final IPO prospectus is included in the Total Formation Transaction Value, which shall be paid as promptly as practicable after the Effective Time; (2) a number of REIT Shares as provided in this Agreement, calculated on the basis that the maximum amount of cash specified in the final IPO prospectus is included in the Total Formation Transaction Value, which shall be paid as promptly as practicable after the Effective Time; and (3) a right to receive any remaining consideration in cash and/or REIT Shares as provided in this Agreement in an amount and/or number calculated on the basis of the final amount of cash included in the Total Formation Transaction Value and reflecting the consideration previously paid pursuant to (1) and (2) of this Section, which shall be paid as promptly as practicable after the earlier of the exercise of the over-allotment option in full or the termination of the over-allotment option. The Cash Requirements and the Maximum Cash Consideration shall be calculated (and the Cash Requirements shall not exceed the Maximum Cash Consideration) (i) at the Effective Time taking into account the consideration described in clauses (1) and (2) of the preceding sentence but not the consideration described in clause (3) of the preceding sentence and (ii) after the over-allotment option has been fully exercised or has expired, taking into account the consideration described in clauses (1), (2) and (3) above.

          (C)  No cash shall be paid with respect to any fractional REIT Shares in the initial distribution pursuant to (B)(2) of this Section, and instead any such fractional REIT Shares shall be aggregated with any fractional REIT Shares in respect of the subsequent distribution pursuant to (B)(3) of this Section.

          (D)  The calculations by the REIT of the Merger Consideration shall be done as soon as practicable following each of (i) the determination of the IPO Price and prior to the Effective Time and (ii) the earlier of the exercise of the over-allotment option or the termination of the over-allotment option, and the REIT shall take all necessary action provided in this Agreement with respect to the payment of the Merger Consideration at both of such times.

ARTICLE III

CLOSING; TERM OF AGREEMENT

        Section 3.01    CLOSING.    Unless this Agreement shall have been terminated pursuant to Section 3.05, and subject to the satisfaction or waiver of the conditions in Article VIII, the closing of the Mergers and the other transactions contemplated by this Agreement shall be the day on which the REIT receives the proceeds from the IPO from the underwriter(s) (the "Closing" or the "Closing Date"). The Closing shall take place at the offices of Skadden, Arps, Slate, Meagher & Flom LLP, 300 South Grand Avenue, Los Angeles, California 90071 or such other place as determined by the Operating Partnership in its sole discretion. The Closing hereunder and the closing of the IPO shall be deemed concurrent for all purposes.

        Section 3.02    PAYMENT OF MERGER CONSIDERATION.

          (a)   As soon as reasonably practicable after the REIT Acquisition Effective Time, the Surviving Entity (or its successor in interest) shall deliver to each holder of DE2005 Common Shares whose DE2005 Common Shares have been converted into the right to receive the REIT Acquisition Merger Consideration pursuant to Section 2.06(a) hereof, the REIT Acquisition Merger Consideration payable to such holder in the amounts and form provided in Section 2.06(a) hereof. Each certificate representing REIT Shares issuable as REIT Acquisition Merger Consideration shall bear the following legend:

      THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "ACT"), OR THE SECURITIES LAWS OF ANY STATE AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION, UNLESS THE TRANSFEROR DELIVERS TO THE CORPORATION AN OPINION OF COUNSEL SATISFACTORY TO THE CORPORATION, TO THE EFFECT THAT THE PROPOSED SALE, TRANSFER OR OTHER DISPOSITION MAY BE EFFECTED

      WITHOUT REGISTRATION UNDER THE ACT AND UNDER APPLICABLE STATE SECURITIES OR "BLUE SKY" LAWS.

In addition, each such certificate representing REIT Shares so issuable shall bear a legend reflecting certain transfer and other restrictions for the purpose of maintaining the REIT's status as a real estate investment trust under the Code, in accordance with the REIT's charter and applicable law.

          (b)   The Surviving Entity (or its successor in interest) shall not be liable to any stockholder of DE2005 REIT for any portion of the REIT Acquisition Merger Consideration delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law.

        Section 3.03    TAX WITHHOLDING.    The REIT shall be entitled to deduct and withhold, from the consideration payable pursuant to this Agreement to any holder of DE2005 REIT Common Shares, such amounts as the REIT is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by the REIT, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the former holder of DE2005 REIT Common Shares in respect of which such deduction and withholding was made by the REIT.

        Section 3.04    FURTHER ACTION.    If, at any time after the Migratory Merger Effective Time or the REIT Acquisition Effective Time, the Surviving Entity shall determine or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Entity the right, title or interest in, to or under any of the rights, properties or assets of the Fund or DE2005 REIT acquired or to be acquired by the Surviving Entity as a result of, or in connection with, the Migratory Merger or the REIT Acquisition Merger or otherwise to carry out this Agreement, the Surviving Entity shall be authorized to execute and deliver, in the name and on behalf of each of the REIT, the Fund, DE2005 REIT or otherwise, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of the REIT, the Fund, DE2005 REIT or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Entity or otherwise to carry out this Agreement.

        Section 3.05    TERM OF THE AGREEMENT.    This Agreement shall terminate automatically if (i) the initial registration statement of the REIT for the IPO (the "Registration Statement") has not been filed with the Securities and Exchange Commission ("SEC") by December 31, 2006, or (ii) the Mergers shall not have been consummated on or prior to April 20, 2007 (such date is hereinafter referred to as the "Outside Date").

        Section 3.06    EFFECT OF TERMINATION.    In the event of termination of this Agreement for any reason, all obligations on the part of the REIT, the Merger Sub, the Fund and DE2005 REIT under this Agreement shall terminate, except that the obligations set forth in Article IX shall survive; it being understood and agreed, however, for the avoidance of doubt, that if this Agreement is terminated because one or more of the conditions to a non-breaching party's obligations under this Agreement are not satisfied by the Outside Date as a result of the other party's material breach of a covenant, representation, warranty or other obligation under this Agreement or any other Formation Transaction Documentation, the non-breaching party's right to pursue all legal remedies with respect to such breach will survive such termination unimpaired.

        If this Agreement shall terminate for any reason prior to completion of the Formation Transactions, the Douglas Emmett Entities shall bear all transaction costs and expenses related thereto in proportion to their respective interest in the Total Formation Transaction Value, which for the Fund is as set forth in clause (i) of the definition of Fund Value.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND
INDEMNITIES OF THE REIT AND MERGER SUB

        Each of the REIT and Merger Sub hereby represents and warrants to and covenants with the Fund as follows (representations and warranties made by or in respect of Merger Sub shall be initially made on the Joinder Date (as defined below)):

        Section 4.01    ORGANIZATION; AUTHORITY.

          (a)   Each of the REIT and Merger Sub has been duly organized or formed and is validly existing under the Laws of its jurisdiction of incorporation or formation, as applicable, and has all requisite power and authority to enter this Agreement and the other Formation Transaction Documentation and to carry out the transactions contemplated hereby and thereby, and to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable Law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries (defined below), taken as a whole.

          (b)   Schedule 4.01(b) sets forth as of the date hereof, (i) each Subsidiary of the REIT (each a "REIT Subsidiary"), (ii) the ownership interest therein of the REIT, and (iii) if not wholly owned by the REIT, the identity and ownership interest of each of the other owners of such REIT Subsidiary. Each REIT Subsidiary has been duly organized or formed and is validly existing under the laws of its jurisdiction of organization or formation, as applicable, has all power and authority to own, lease or operate its property and to carry on its business as presently conducted and, to the extent required under applicable law, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its property make such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole.

          (c)   Merger Sub has not incurred any liabilities or obligations, except those incurred in connection with its organization and with the negotiation of this Agreement and the performance hereof and the consummation of the transactions contemplated hereby, including the Mergers. Except in connection with the transactions contemplated by this Agreement, Merger Sub has not engaged in any business activities of any type or kind whatsoever, or entered into any agreements or arrangements with any Person, or become subject to or bound by any obligation or undertaking. All of the issued and outstanding equity interests of Merger Sub are beneficially and of record owned by the REIT, free and clear of all Liens (other than Liens created by this Agreement and the transactions contemplated hereby).

        Section 4.02    DUE AUTHORIZATION.    The execution, delivery and performance of this Agreement and the other Formation Transaction Documentation by each of the REIT and Merger Sub have been duly and validly authorized by all necessary actions required of each of the REIT and Merger Sub, respectively. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the REIT and Merger Sub pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the REIT and Merger Sub, each enforceable against each of the REIT and Merger Sub in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 4.03    CONSENTS AND APPROVALS.    Except in connection with the IPO and the consummation of the Formation Transactions, no consent, waiver, approval or authorization of, or filing with, any Person or Governmental Authority or under any applicable Laws is required to be obtained by the REIT or Merger Sub in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby.

        Section 4.04    NO VIOLATION.    None of the execution, delivery or performance of this Agreement, the other Formation Transaction Documentation, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under (A) the organizational documents of any of the REIT or Merger Sub, (B) any term or provision of any judgment, order, writ, injunction, or decree binding on any of the REIT or Merger Sub, or (C) any other agreement to which the REIT or the Merger Sub is a party thereto.

        Section 4.05    VALIDITY OF REIT SHARES.    The REIT Shares to be issued to the holders of DE2005 REIT Common Shares pursuant to this Agreement will have been duly authorized by the REIT and, when issued against the consideration therefor, will be validly issued, fully paid and non-assessable and free and clear of all liens created by the REIT (other than Liens created by the Articles of Amendment and Restatement of the REIT).

        Section 4.06    LIMITED ACTIVITIES.    Except for activities in connection with the IPO or the Formation Transactions, the REIT and the REIT Subsidiaries have not engaged in any material business or incurred any material obligations.

        Section 4.07    LITIGATION.    There is no action, suit or proceeding pending or, to the knowledge of the REIT, threatened against any of the REIT, Merger Sub or any other REIT Subsidiary which, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the REIT or which challenges or impairs the ability of any of the REIT or Merger Sub to execute or deliver, or perform its obligations under, this Agreement and the documents executed by it pursuant to this Agreement or to consummate the transactions contemplated hereby or thereby.

        Section 4.08    NO OTHER REPRESENTATIONS OR WARRANTIES.    Other than the representations and warranties expressly set forth in this Article III, neither the REIT nor Merger Sub shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 4.09    INDEMNIFICATION.

          (a)   From and after the Closing Date, the REIT shall indemnify and hold harmless the Fund, DE2005 REIT and their respective directors, beneficiaries, officers, employees, partners, stockholders, agents, representatives and Affiliates (each of which is a "Fund Indemnified Party") from and against any and all charges, complaints, claims, actions, causes of action, losses, damages, liabilities and expenses of any nature whatsoever, including without limitation, amounts paid in settlement, reasonable attorneys' fees, costs of investigation, costs of investigative judicial or administrative proceedings or appeals therefrom and costs of attachment or similar bonds (collectively, "Losses") arising out of or relating to, asserted against, imposed upon or incurred by the Fund Indemnified Party (i) in connection with the Fund, DE2005 REIT or any of the Properties (defined below) or (ii) in connection with or as a result of any breach of a representation, warranty or covenant of the REIT or a Merger Sub contained in this Agreement or in any schedule, exhibit, certificate or affidavit or any other document delivered by the REIT or Merger Sub pursuant to this Agreement; provided, however, that the REIT shall not have any obligation under this Section to indemnify any Fund Indemnified Party against any Losses to the extent that such Losses arise by virtue of (i) any diminution in the value of REIT Shares, (ii) the

  Fund's or DE2005 REIT's breach of its respective obligations under this Agreement, gross negligence, willful misconduct or fraud or (iii) the Fund's or DE2005 REIT's operation of its business or the ownership and operation of its assets outside of the ordinary course of business prior to the Closing Date. Nothing in this Section 4.09(a) shall relieve the parties to the Representation, Warranty and Indemnity Agreement of any liability under the express terms thereof.

          (b)   At the time when any Fund Indemnified Party learns of any potential claim under this Section 4.09 (a "Claim") against the REIT, it will promptly give written notice (a "Claim Notice") to the REIT; provided that failure to do so shall not prevent recovery under this Agreement, except to the extent that the REIT shall have been materially prejudiced by such failure. Each Claim Notice shall describe in reasonable detail the facts known to the Fund Indemnified Party giving rise to such Claim, and the amount or good faith estimate of the amount of Losses arising therefrom. Unless prohibited by Law, the Fund Indemnified Party shall deliver to the REIT and the Operating Partnership, promptly after the Fund Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Fund Indemnified Party relating to a Third Party Claim (defined below). Any Fund Indemnified Party may at its option demand indemnity under this Section 4.09 as soon as a Claim has been threatened by a third party, regardless of whether an actual Loss has been suffered, so long as the Fund Indemnified Party shall in good faith determine that such claim is not frivolous and that the Fund Indemnified Party may be liable for, or otherwise incur, a Loss as a result thereof.

          (c)   The REIT shall be entitled, at its own expense, to assume and control the defense of any Claims based on claims asserted by third parties ("Third Party Claims"), through counsel chosen by the REIT and reasonably acceptable to the Fund Indemnified Parties (or any person authorized by the Fund Indemnified Parties to act on their behalf), if they give written notice of their intention to do so to the Fund Indemnified Parties within thirty (30) days of the receipt of the applicable Claim Notice; provided, however, that the Fund Indemnified Parties may at all times participate in such defense at their expense. Without limiting the foregoing, in the event that the REIT exercises the right to undertake any such defense against a Third Party Claim, the Fund Indemnified Party shall cooperate with the REIT in such defense and make available to the REIT (unless prohibited by Law), at its expense, all witnesses, pertinent records, materials and information in the Fund Indemnified Party's possession or under the Fund Indemnified Party's control relating thereto as is reasonably required by the REIT. No compromise or settlement of such Third Party Claim may be effected by either the Fund Indemnified Party, on the one hand, or the REIT, on the other hand, without the other's consent (which shall not be unreasonably withheld or delayed) unless (i) there is no finding or admission of any violation of Law and no effect on any other claims that may be made against such other party and (ii) each Fund Indemnified Party that is party to such claim is released from all liability with respect to such claim.

          (d)   All representations, warranties and covenants of the REIT and Merger Sub contained in this Agreement shall survive after the Effective Time until the first anniversary of the Closing Date (the "Expiration Date"). If written notice of a claim in accordance with the provisions of this Section 4.09 has been given prior to the Expiration Date, then the relevant representation, warranty and covenant shall survive, but only with respect to such specific claim, until such claim has been finally resolved. Any claim for indemnification not so asserted in writing by the Expiration Date may not thereafter be asserted and shall forever be waived. In furtherance of the foregoing, the Fund hereby waives, as of the Closing, to the fullest extent permitted under applicable Law, any and all rights, claims and causes of action (other than claims of, or causes of action arising from, fraud) it may have against the other parties hereto arising under or based upon any federal, state, local or foreign Law, other than the right to seek indemnity pursuant to this Section 4.09. The foregoing sentence shall not (i) limit the Fund's right to specific performance or injunctive relief in connection with the breach by either the REIT or the Operating Partnership of its respective covenants in this Agreement or (ii) constitute a waiver of any rights or remedies of the Fund under the Partnership Agreement.

          (e)   All indemnity payments made hereunder shall be treated as adjustments to the consideration payable hereunder for United States federal income tax purposes.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE FUND AND DE2005 REIT

        Except as disclosed in the Prospectus, each of the Fund and DE2005 REIT hereby represents and warrants to the REIT that as of the Closing Date:

        Section 5.01    ORGANIZATION; AUTHORITY.

          (a)   Each of the Fund and DE2005 REIT has been duly organized or formed and is validly existing under the laws of its jurisdiction of formation or incorporation, as applicable, and has all requisite power and authority to enter into this Agreement, each agreement contemplated hereby and to carry out the transactions contemplated hereby and thereby, and to own, lease and/or operate its Property (defined below) and to carry on its business as presently conducted. Each of the Fund and DE2005 REIT, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, other than in such jurisdictions where the failure to be so qualified would not have a Material Adverse Effect.

          (b)   Schedule 5.01(b) sets forth as of the date hereof with respect to the Fund (i) each Subsidiary of the Fund (each a "Fund Subsidiary"), (ii) the ownership interest therein of the Fund, (iii) if not wholly owned by the Fund, the identity and ownership interest of each of the other owners of such Subsidiary, and (iv) each office, residential or other property owned by the Fund or such Subsidiary or leased pursuant to a ground lease (each a "Property"). Each Fund Subsidiary has been duly organized and is validly existing under the laws of its jurisdiction of organization, and has all power and authority to own, lease and/or operate its Property and to carry on its business as presently conducted. Each Fund Subsidiary, to the extent required under applicable Laws, is qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the character of its Property make such qualification necessary, except where the failure to be so qualified would not have a Material Adverse Effect.

        Section 5.02    DUE AUTHORIZATION.    The execution, delivery and performance by the Fund and DE2005 REIT of this Agreement and the other Formation Transaction Documentation to which it is a party have been duly and validly authorized by all necessary actions required of each of the Fund and DE2005 REIT. This Agreement, the other Formation Transaction Documentation and each agreement, document and instrument executed and delivered by or on behalf of each of the Fund and DE2005 REIT pursuant to this Agreement or the other Formation Transaction Documentation constitutes, or when executed and delivered will constitute, the legal, valid and binding obligation of each of the Fund and DE2005 REIT, each enforceable against each of the Fund and DE2005 REIT in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

        Section 5.03    CAPITALIZATION.    Schedule 5.03 sets forth as of the date hereof the ownership of the Fund and DE2005 REIT. All of the issued and outstanding equity interests of the Fund are validly issued (other than the Profits Interests in respect of the Fund, where the concept of valid issuance is not applicable) and, to the Fund's Knowledge, are not subject to preemptive rights. All of the issued and outstanding shares of capital stock of DE2005 REIT are validly issued, fully paid and non-assessable and, to DE2005 REIT's Knowledge, are not subject to preemptive rights.

        Section 5.04    CONSENTS AND APPROVALS.    Except as shall have been satisfied on or prior to the Closing Date, no consent, waiver, approval or authorization of, or filing with, any Person or any Governmental Authority or under any applicable Laws is required to be obtained by the Fund, DE2005 REIT or any of the other Fund Subsidiaries in connection with the execution, delivery and performance of this Agreement, the other Formation Transaction Documentation to which the Fund or any of the Fund Subsidiaries is a party and the transactions contemplated hereby and thereby, except for those consents, waivers, approvals, authorizations or filings, the failure of which to obtain or to file would not have a Material Adverse Effect.

        Section 5.05    NO VIOLATION.    None of the execution, delivery or performance of this Agreement, any agreement contemplated hereby between the parties to this Agreement and the transactions contemplated hereby between the parties to this Agreement does or will, with or without the giving of notice, lapse of time, or both, violate, conflict with, result in a breach of, or constitute a default under or give to others any right of termination, acceleration, cancellation or other right under, (A) the organizational documents of the Fund, DE2005 REIT or any other Fund Subsidiary or (B) any term or provision of any judgment, order, writ, injunction, or decree binding on the Fund, DE2005 REIT or any other Fund Subsidiary, except for, in the case of clause (B), any such breaches or defaults that would not have a Material Adverse Effect.

        Section 5.06    TAXES.    To the Fund's and DE2005 REIT's Knowledge, and except as would not have a Material Adverse Effect, (i) the Fund, DE2005 REIT and each of the other Fund Subsidiaries has filed all Tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a Governmental Authority having authority to do so) and all such returns and reports are accurate and complete in all material respects, and has paid (or had paid on its behalf) all Taxes as required to be paid by it, and (ii) no deficiencies for any Taxes have been proposed, asserted or assessed against the Fund, DE2005 REIT or any of the other Fund Subsidiaries, and no requests for waivers of the time to assess any such Taxes are pending.

        Section 5.07    NON-FOREIGN STATUS.    Each of the Fund and DE2005 REIT is not a foreign person (as defined in the Code) and is not, therefore, subject to the provisions of the Code relating to the withholding of sales or exchange proceeds to foreign persons.

        Section 5.08    NO IMPLIED REPRESENTATIONS OR WARRANTIES.    Other than the representations and warranties expressly set forth in this Article IV, neither the Fund nor DE2005 REIT shall be deemed to have made any other representation or warranty in connection with this Agreement or the transactions contemplated hereby.

        Section 5.09    SURVIVAL OF REPRESENTATIONS AND WARRANTIES OF THE FUND.    The parties hereto agree and acknowledge that the representations and warranties set forth in this Article IV shall not survive the Closing.

ARTICLE VI

COVENANTS REGARDING CONDUCT OF BUSINESS BY THE FUND

        During the period from the date hereof to the Closing Date (except as otherwise provided for or contemplated by this Agreement or in connection with the Formation Transactions), the Fund shall use commercially reasonable efforts to (and to cause each of the Fund Subsidiaries to) conduct its businesses and operate and maintain the Properties in the ordinary course of business consistent with past practice and use commercially reasonable efforts to preserve intact its current business organizations and preserve its relationships with customers, suppliers, advertisers and others having business dealings with it, in each case consistent with past practice. In addition, and without limiting the generality of the foregoing, during the period from the date hereof to the Closing Date and except in connection with the Formation Transactions, the Fund shall not (and shall not permit any of the Fund Subsidiaries to) without the prior consent of the REIT:

          (a)   (i) declare, set aside or pay any distributions in respect of any of the Fund Partnership Interests, other than as provided in Section 1.10, (ii) issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for any Fund Partnership Interests or make any other changes to the equity capital structure of the Fund or any Fund Subsidiary, or (iii) purchase, redeem or otherwise acquire any Fund Partnership Interests or member interests of any of the Fund Subsidiaries or any other securities thereof;

          (b)   issue, deliver, sell, pledge or otherwise encumber any limited liability company, partnership or other equity interests in any of the Fund Subsidiaries (including DE2005 REIT);

          (c)   amend its certificate of limited partnership or the Fund Partnership Agreement;

          (d)   amend the organizational documents of DE2005 REIT;

          (e)   adopt a plan of liquidation, dissolution, merger, consolidation, restructuring, recapitalization or reorganization;

          (f)    materially alter the manner of keeping such Fund or Fund Subsidiary's books, accounts or records or the accounting practices therein reflected; or

          (g)   authorize, commit or agree to take any of the foregoing actions.

ARTICLE VII

ADDITIONAL AGREEMENTS

        Section 7.01    COMMERCIALLY REASONABLE EFFORTS BY THE REIT, THE FUND AND DE2005 REIT.    Each of the REIT, the Fund and DE2005 REIT shall use commercially reasonable efforts and cooperate with each other in (i) promptly determining whether any filings are required to be made or consents, approvals, waivers, permits or authorizations are required to be obtained (under any applicable Law or regulation or from any Governmental Authority or third party) in connection with the transactions contemplated by this Agreement, and (ii) promptly making any such filings, in furnishing information required in connection therewith and in timely seeking to obtain any such consents, approvals, waivers, permits and authorizations.

        Section 7.02    OBLIGATIONS OF MERGER SUB.    Subject to the terms of this Agreement, the REIT shall take all reasonable action necessary to cause Merger Sub (i) to be formed prior to the Migratory Merger Effective Time and become a party to this Agreement by executing a counterpart of this Agreement where indicated on the signature page hereof (the date of such execution, the "Joinder Date") and (ii) to perform its obligations under this Agreement and to consummate the REIT Acquisition Merger on the terms and conditions set forth in this Agreement. All representations, warranties, covenants, agreements, rights and obligations of Merger Sub herein shall become effective as to Merger Sub as of the Joinder Date.

        Section 7.03    REDEMPTION OF PREFERRED STOCK.    Prior to the Migratory Merger Effective Time, each issued and outstanding share of Preferred Stock shall be redeemed by DE2005 REIT in accordance with the terms thereof.

        Section 7.04    AMENDMENT TO CHARTER.    Prior to the Migratory Merger Effective Time, DE2005 REIT shall amend its charter to increase the total authorized shares of common stock to 20,000,000 and effect any other amendments necessary to consummate the transactions contemplated hereunder, including, without limitation, an amendment to DE2005 REIT's charter permitting the holders of DE2005 REIT Common Shares in the REIT Acquisition Merger to receive the different consideration provided pursuant to this Agreement.

ARTICLE VIII

CONDITIONS PRECEDENT

        Section 8.01    CONDITION TO EACH PARTY'S OBLIGATIONS.    The respective obligation of each party to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date is subject to the satisfaction or waiver on or prior to the Effective Time, of the following conditions:

          (a)   REGISTRATION STATEMENT.    The Registration Statement shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings by the SEC seeking a stop order. This condition may not be waived by any party.

          (b)   IPO PROCEEDS.    The REIT shall have received the proceeds from the IPO. This condition may not be waived by any party.

          (c)   NO INJUNCTION.    No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, judgment, injunction or other order (whether temporary, preliminary or permanent), in any case which is in effect and which prevents or prohibits consummation of any of the transactions contemplated in this Agreement nor shall any of the same brought by a Governmental Authority of competent jurisdiction be pending that seeks the foregoing.

          (d)   FORMATION TRANSACTIONS.    The transactions contemplated by the Management Company Merger Agreement and the Investment Fund Merger Agreements shall have been consummated prior to the Merger, and the other Formation Transactions shall have been consummated no later than concurrently herewith. This condition may not be waived by any party.

        Section 8.02    CONDITIONS TO OBLIGATIONS OF THE FUND AND DE2005 REIT.    The obligations of the Fund and DE2005 REIT to effect the Mergers and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following:

          (a)   REPRESENTATIONS AND WARRANTIES.    Except as would not have a Material Adverse Effect, each of the representations and warranties of the REIT and Merger Sub contained in this Agreement shall be true and correct in all respects at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)   PERFORMANCE BY THE REIT AND MERGER SUB.    Except as would not have a material adverse effect on the REIT and the REIT Subsidiaries taken as a whole, each of the REIT and Merger Sub shall have performed all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)   REGISTRATION RIGHTS AGREEMENT.    The REIT shall have entered into the registration rights agreement substantially in the form attached as Exhibit C. This condition may not be waived by any party.

          (d)   PREFERRED STOCK REDEMPTION.    DE2005 REIT shall redeem all of its issued and outstanding shares of Preferred Stock pursuant to the terms thereof. This condition may not be waived by any party.

          (e)   TOTAL FORMATION TRANSACTION VALUE.    The Total Formation Transaction Value shall not be less than $1.0 billion and the amount of cash included in the Total Formation Transaction Value shall not be less than 90% of the difference between (i) the aggregate net proceeds from the IPO (excluding the over-allotment option, if any) and (ii) 100% of the payments for the preferred equity held by The Prudential Insurance Company of North America, Inc. in the DERA Funds. This condition may not be waived by any party.

        Section 8.03    CONDITIONS TO OBLIGATION OF THE REIT AND MERGER SUB.    The obligations of each of the REIT and Merger Sub to effect the REIT Acquisition Merger and to consummate the other transactions contemplated by this Agreement to occur on the Closing Date are further subject to satisfaction of the following conditions (any of which may be waived by the REIT and Merger Sub, in whole or in part):

          (a)   REPRESENTATIONS AND WARRANTIES.    Except as would not have a Material Adverse Effect, each of the representations and warranties of each of the Fund and DE2005 REIT contained in this Agreement, as well as those of the Principals under the Representation, Warranty and Indemnity Agreement, shall be true and correct at the Closing as if made again at that time (except to the extent that any representation or warranty speaks as of an earlier date, in which case it must be true and correct only as of that earlier date).

          (b)   PERFORMANCE BY THE FUND AND DE2005 REIT.    Each of the Fund and DE2005 REIT shall have performed in all material respects all agreements and covenants required by this Agreement to be performed or complied with by it on or prior to the Closing Date.

          (c)   CONSENTS, ETC.    All necessary consents or approvals of Governmental Authorities or third parties (including lenders) for the Fund and DE2005 REIT to consummate the transactions contemplated hereby (except for those the absence of which would not have a material adverse effect on the ability of the Fund or DE2005 REIT to consummate the transactions contemplated by this Agreement) shall have been obtained.

          (d)   NO MATERIAL ADVERSE CHANGE.    There shall have not occurred between the date hereof and the Closing Date any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Fund and the Properties, taken as a whole.

          (e)   TITLE ENDORSEMENTS.    The Fund (or its successor in interest) shall deliver or cause to be delivered to the REIT and the Operating Partnership title endorsements commonly referred to as the "fairway" endorsement and the non-imputation endorsement to the existing title policies for each Property, in each case in a form reasonably satisfactory to the REIT and the Operating Partnership.

          (f)    REPRESENTATION, WARRANTY AND INDEMNITY AGREEMENT.    The Principals shall have entered into the Representation, Warranty and Indemnity Agreement.

ARTICLE IX

GENERAL PROVISIONS

        Section 9.01    NOTICES.    All notices and other communications under this Agreement shall be in writing and shall be deemed given when (i) delivered personally, (ii) five (5) Business Days after being mailed by certified mail, return receipt requested and postage prepaid, (iii) one (1) Business Day after being sent by a nationally recognized overnight courier or (iv) transmitted by facsimile if confirmed within 24 hours thereafter by a signed original sent in the manner provided in clause (i), (ii) or (iii) to the parties at the following addresses (or at such other address for a party as shall be specified by notice from such party):

    if to the REIT to:

    Douglas Emmett, Inc.
    808 Wilshire Boulevard, Suite 200

    Santa Monica, California 90401
    Facsimile: (310) 255-7702
    Attention: Chief Executive Officer

    if to the Fund or DE2005 REIT, to:

    Douglas Emmett Realty Fund 2005
    c/o Douglas Emmett Realty Advisors
    808 Wilshire Boulevard, Suite 200
    Santa Monica, California 90401
    Facsimile: (310) 255-7702
    Attention: Chief Financial Officer

        Section 9.02    DEFINITIONS.    For purposes of this Agreement, the following terms shall have the following meanings:

          (a)   "Accredited Investor" has the meaning set forth under Regulation D of the Securities Act.

          (b)   "Affiliate" means, with respect to any Person, a Person that, directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the specified Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

          (c)   "Business Day" means any day that is not a Saturday, Sunday or legal holiday in the State of California.

          (d)   "Capital Expense Allowance" means, for any period, an amount equal to $0.33 per rentable square foot per month for all Properties for such period.

          (e)   "Code" means the Internal Revenue Code of 1986, as amended, together with the rules and regulations promulgated or issued thereunder.

          (f)    "Consent Form" means the forms provided to each holder of Pre-Formation Interests to consent to the Formation Transactions and to make such holder's irrevocable elections with respect to consideration to be received in the Formation Transactions.

          (g)   "Elected Cash Percentage" means, with respect to any DE2005 REIT Common Share, the percentage of the Allocated Share for which the holder thereof has specified in a Valid Election (without any effect of any limitation by virtue of the Maximum Cash Percentage) to receive in the form of cash on such holder's Consent Form.

          (h)   "Fund Partnership Interests" means, individually and collectively, the Fund GP Interest, the Profits Interests in respect of the Fund, and the Fund LP Interests.

          (i)    "Governmental Authority" means any government or agency, bureau, board, commission, court, department, official, political subdivision, tribunal or other instrumentality of any government, whether federal, state or local, domestic or foreign.

          (j)    "IPO Closing Date" means the closing date of the IPO.

          (k)   "IPO Price" means the initial public offering price of a REIT Share in the IPO.

          (l)    "Knowledge" means the actual current knowledge of Dan Emmett, Jordan Kaplan, Kenneth Panzer, William Kamer and Barbara Orr, without the duty of investigation or inquiry.

          (m)  "Laws" means laws, statutes, rules, regulations, codes, orders, ordinances, judgments, injunctions, decrees and policies of any Governmental Authority.

          (n)   "Liens" means all pledges, claims, liens, charges, restrictions, controls, easements, rights of way, exceptions, reservations, leases, licenses, grants, covenants and conditions, encumbrances and security interests of any kind or nature whatsoever.

          (o)   "Liquidity Discount" means the discount from the IPO Price of a REIT Share issued in the REIT Acquisition Merger as a result of the restrictions on transfer pursuant to the Securities Act and the lock-up agreement based on the advice of a nationally recognized investment banking firm at the time of the REIT Acquisition Merger.

          (p)   "Material Adverse Effect" means a material adverse effect on the REIT and the properties owned or leased pursuant to a ground lease by the Douglas Emmett Entities (after giving effect to the Formation Transactions), taken as a whole.

          (q)   "Person" means an individual, corporation, partnership, limited liability company, joint venture, association, trust, unincorporated organization or other entity.

          (r)   "Principals" means Dan Emmett, Christopher Anderson, Jordan Kaplan, and Kenneth Panzer.

          (s)   "Prospectus" means the REIT's final prospectus as filed with the SEC.

          (t)    "Representation, Warranty and Indemnity Agreement" means the Representation, Warranty and Indemnity Agreement, dated as of the date hereof, by and among the REIT, the Operating Partnership and the Principals.

          (u)   "Securities Act" means the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder.

          (v)   "Subsidiary" of any Person means any corporation, partnership, limited liability company, joint venture, trust or other legal entity of which such Person owns (either directly or through or together with another Subsidiary of such Person) either (i) a general partner, managing member or other similar interest, or (ii)(A) 10% or more of the voting power of the voting capital stock or other equity interests, or (B) 10% or more of the outstanding voting capital stock or other voting equity interests of such corporation, partnership, limited liability company, joint venture or other legal entity.

          (w)  "Surviving Entity" means, in the case of the Migratory Merger, DE2005 REIT and, in the case of the REIT Acquisition Merger, Merger Sub.

          (x)   "Tax" means all federal, state, local and foreign income, property, withholding, sales, franchise, employment, excise and other taxes, tariffs or governmental charges of any nature whatsoever, including estimated taxes, together with penalties, interest or additions to Tax with respect thereto.

          (y)   "Valid Election" means, with respect to any holder of DE2005 REIT Common Shares, an irrevocable election to receive all or a portion of such holder's Allocated Share of the Fund Partnership Interest in respect of which such DE2005 REIT Common Shares were issued in the form of cash and/or REIT Shares as indicated on the properly completed and timely received Consent Form of the holder of such Fund Partnership Interests, including through an election made as a backup election if cash is limited to the Maximum Cash Percentage, or a Consent Form as to which any deficiencies have been waived by DERA.

        Section 9.03    COUNTERPARTS.    This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party and delivered to each other party.

        Section 9.04    ENTIRE AGREEMENT; THIRD-PARTY BENEFICIARIES.    This Agreement and the Consent Form, including, without limitation, the exhibits and schedules hereto and thereto, constitute the entire agreement and supersede each prior agreement and understanding, whether written or oral, among the parties regarding the subject matter of this Agreement. This Agreement is not intended to confer any rights or remedies on any Person other than the parties hereto.

        Section 9.05    GOVERNING LAW.    This Agreement shall be governed by, and construed in accordance with, the laws of the State of California, regardless of any laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the MLLCA and the MGCL are applicable to the Mergers.

        Section 9.06    ASSIGNMENT.    This Agreement shall be binding upon, and shall be enforceable by and inure to the benefit of, the parties hereto and their respective heirs, legal representatives, successors and assigns; provided, however, that this Agreement may not be assigned (except by operation of law) by any party without the prior written consent of the other parties, and any attempted assignment without such consent shall be null and void and of no force and effect, except that the Operating Partnership may assign its rights and obligations hereunder to an Affiliate.

        Section 9.07    JURISDICTION.    The parties hereto hereby (a) submit to the exclusive jurisdiction of any state or federal court sitting in the County of Los Angeles, with respect to any dispute arising out of this Agreement or any transaction contemplated hereby to the extent such courts would have subject matter jurisdiction with respect to such dispute, and (b) irrevocably waive, and agree not to assert by way of motion, defense, or otherwise, in any such action, any claim that it is not subject personally to the jurisdiction of the above-named courts, that its property is exempt or immune from attachment or execution, that the action is brought in an inconvenient forum, or that the venue of the action is improper.

        Section 9.08    DISPUTE RESOLUTION.    The parties intend that this Section 9.08 will be valid, binding, enforceable, exclusive and irrevocable and that it shall survive any termination of this Agreement.

          (a)   Upon any dispute, controversy or claim arising out of or relating to this Agreement or the enforcement, breach, termination or validity thereof ("Dispute"), the party raising the Dispute will give written notice to the other parties to the Dispute describing the nature of the Dispute following which the parties to such Dispute shall attempt for a period of ten (10) Business Days from receipt by the parties of notice of such Dispute to resolve such Dispute by negotiation between representatives of the parties hereto who have authority to settle such Dispute. All such negotiations shall be confidential and any statements or offers made therein shall be treated as compromise and settlement negotiations for purposes of any applicable rules of evidence and shall not be admissible as evidence in any subsequent proceeding for any purpose. The statute of limitations applicable to the commencement of a lawsuit shall apply to the commencement of an arbitration hereunder, except that no defense based on the running of the statute of limitations will be available based upon the passage of time during any such negotiation. Regardless of the foregoing, a party shall have the right to seek immediate injunctive relief pursuant to Section 9.08(c) below without regard to any such 10-day negotiation period.

          (b)   Any Dispute (including the determination of the scope or applicability of this agreement to arbitrate) that is not resolved pursuant to Section 9.08(a) above shall be submitted to final and binding arbitration in California before one neutral and impartial arbitrator, in accordance with the laws of the State of California for agreements made in and to be performed in that State. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. Each of the Operating Partnership and the Fund shall appoint one arbitrator within fifteen (15) days of a demand for arbitration. If the Operating Partnership and the Fund cannot mutually agree upon an arbitrator within such 15-day period, the arbitrator shall be appointed by JAMS in accordance with its Comprehensive Arbitration Rules and Procedures, as in effect on the date hereof. The arbitrator shall designate the place and time of the hearing. The hearing shall be scheduled to begin as soon as practicable and no later than sixty (60) days after the appointment of the arbitrator (unless such period is extended by the arbitrator for good cause shown) and shall be conducted as expeditiously as possible. The award, which shall set forth the arbitrator's findings of fact and conclusions of law, shall be filed with JAMS and mailed to the parties no later than thirty (30) days after the close of the arbitration hearing. The arbitration award shall be final and binding on the parties and not subject to collateral attack. Judgment upon the arbitration award may be entered in any federal or state court having jurisdiction thereof.

          (c)   Notwithstanding the parties' agreement to submit all Disputes to final and binding arbitration before JAMS, the parties shall have the right to seek and obtain temporary or preliminary injunctive relief in any court having jurisdiction thereof. Such courts shall have authority to, among other things, grant temporary or provisional injunctive relief in order to protect any party's rights under this Agreement. Without prejudice to such provisional remedies as may be available under the jurisdiction of a court, the arbitral tribunal shall have full authority to grant provisional remedies and to direct the parties to request that any court modify or vacate any temporary or preliminary relief issued by such court, and to award damages for the failure of any party to respect the arbitral tribunal's orders to that effect.

          (d)   The prevailing party shall be entitled to recover its costs and reasonable attorneys' fees, and the non-prevailing party shall pay all expenses and fees of JAMS, all costs of the stenographic record, all expenses of witnesses or proofs that may have been produced at the direction of the arbitrator, and the fees, costs, and expenses of the arbitrator. The arbitrator shall allocate such costs and designate the prevailing party or parties for these purposes.

        Section 9.09    SEVERABILITY.    Each provision of this Agreement will be interpreted so as to be effective and valid under applicable law, but if any provision is held invalid, illegal or unenforceable under applicable law in any jurisdiction, then such invalidity, illegality or unenforceability will not affect any other provision, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been included herein.

        Section 9.10    RULES OF CONSTRUCTION.

          (a)   The parties hereto agree that they have been represented by counsel during the negotiation, preparation and execution of this Agreement and, therefore, waive the application of any law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document.

          (b)   The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation." All terms defined in this Agreement shall have the defined meanings contained herein when used in any certificate or other document made or delivered pursuant hereto unless otherwise defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms. Unless explicitly stated otherwise herein, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time, amended, qualified or supplemented, including (in the case of agreements and instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns.

        Section 9.11    EQUITABLE REMEDIES.    The parties agree that irreparable damage would occur to the REIT in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the REIT shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the Fund and to enforce specifically the terms and provisions hereof in any federal or state court located in California, this being in addition to any other remedy to which the REIT is entitled under this Agreement or otherwise at law or in equity. Notwithstanding the foregoing, this Agreement shall not bar any equitable remedies otherwise available to the Fund pursuant to the terms and provisions contained in Section 4.09.

        Section 9.12    WAIVER OF SECTION 1542 PROTECTIONS.    As of the Closing, each of the Fund and DE2005 REIT hereto expressly acknowledges that it has had, or has had and waived, the opportunity to be advised by independent legal counsel and hereby waives and relinquishes all rights and benefits afforded by Section 1542 of the California Civil Code and does so understanding and acknowledging the significance and consequence of such specific waiver of Section 1542 which provides:

    A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM MUST HAVE MATERIALLY AFFECTED THE SETTLEMENT WITH THE DEBTOR.

        Section 9.13    TIME OF THE ESSENCE.    Time is of the essence with respect to all obligations under this Agreement.

        Section 9.14    DESCRIPTIVE HEADINGS.    The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

        Section 9.15    NO PERSONAL LIABILITY CONFERRED.    This Agreement shall not create or permit any personal liability or obligation on the part of any officer, director, partner, employee or shareholder of the REIT, Merger Sub, the Fund and DE2005 REIT.

        Section 9.16    AMENDMENTS.    This Agreement may be amended by appropriate instrument, without the consent of the Fund, at any time prior to the Migratory Merger Effective Time; provided, that no such amendment, modification or supplement shall be made that alters the amount or changes the form of the consideration to be delivered pursuant to the Mergers.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be signed by their respective duly authorized officers, all as of the date first written above.

DOUGLAS EMMETT, INC.
By:	/s/ JORDAN KAPLAN

Name:	Jordan Kaplan
Title:	Chief Executive Officer
DOUGLAS EMMETT REALTY FUND 2005, A CALIFORNIA LIMITED PARTNERSHIP
By:	Douglas Emmett Realty Advisors Its General Partner
By:	/s/ DAN A. EMMETT

Name:	Dan A. Emmett
Title:	President and Chief Executive Officer
DOUGLAS EMMETT 2005 REIT, INC.
By:	/s/ DAN A. EMMETT

Name:	Dan A. Emmett
Title:	President and Chief Executive Officer

AGREED AND ACCEPTED as of ,
DERF 2005 ACQUISITION, LLC
By:	Douglas Emmett GP, LLC Its Managing Member
By:	Douglas Emmett Properties, LP Its Sole Member
By:	Douglas Emmett, LLC Its General Partner
By:	Douglas Emmett, Inc. Its Sole Member
By:
Name:
Title:

EXHIBITS

Exhibit A:	List of DERA Funds and Single Asset Entities
Exhibit B:	List of Formation Transaction Documentation
Exhibit C:	Form of Registration Rights Agreement